May  10, 1996


USMX, INC.
141 Union Blvd., Suite 100
Lakewood, CO  80228

Gentlemen:

     We have reviewed the following documents:

          (1)   Certificate of Incorporation of USMX,  INC.  (the
          "Company");

     (2)  By-Laws of the Company;

          (3) Minutes of the meetings of the Board of Directors of the Company as we deemed relevant; and

          (4) Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission to register up to 1,649,754 shares of the Company's common stock (the "Shares") to be issued to North Pacific Mining Corporation upon transfer of title to property in the Illinois Creek Project Alaska as referenced in the Registration Statement.

      It is our opinion that the Company is a corporation duly organized and existing under and by virtue of the laws of the State of Delaware, with full power to issue its shares of common stock. When properly issued by the Company, countersigned by the transfer agent, and sold for the consideration referenced in the Registration Statement, the Shares as issued to the purchaser, will be duly issued, fully paid and non-assessable shares of the common stock of the Company with all the rights, privileges and preferences set forth in the Certificate of Incorporation, and as set forth in the Registration Statement covering the shares.

                                   Very truly yours,




                                   BEARMAN TALESNICK & CLOWDUS
                                   PROFESSIONAL CORPORATION

USMX\OPINION.503